Exhibit 5.1

[Letterhead of Phillips, Gardill, Kaiser & Altmeyer, PLLC]

April 22, 2021

Wesbanco, Inc.

One Bank Plaza

Wheeling, WV 26003

Ladies and Gentlemen:

We have acted as counsel for Wesbanco, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 2,000,000 shares of the Company’s common stock, par value $2.0833 per share (the “Shares”), which are to be offered from time to time to certain employees and non-employee directors of the Company pursuant to the Wesbanco, Inc. Incentive Bonus, Option and Restricted Stock Plan, as amended (the “Plan”).

We have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan (assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan), and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC

/s/ James C. Gardill
James C. Gardill